EXHIBIT 12
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                                                   NEW ENGLAND POWER COMPANY
                                       Computation of Ratio of Earnings to Fixed Charges
                                                        (SEC Coverage)
                                                          (Unaudited)
                                           12 Months
                                             Ended
                                        March 31, 1995                      Years Ended December 31,
                                            Actual       --------------------------------------------------------------
                                          (Unaudited)     1994          1993          1992         1991           1990
                                        --------------    ----          ----          ----         ----           ----
                                                                                 (In Thousands)
Net Income                                $131,166      $149,373      $141,468     $134,151      $134,747      $222,219
- ----------
Less undistributed income of
  nuclear power companies                      (99)            6           544          320          (240)         (133)
                                          --------      --------      --------     --------      --------      --------
                                           131,265       149,367       140,924      133,831       134,987       222,352

Add income taxes and fixed charges
- ----------------------------------
  Current federal income taxes              50,800        61,350        62,454       64,417        62,182        50,543
  Deferred federal income taxes             19,371        20,501        17,745        4,741        11,134        38,367
  Investment tax credits - net              (3,586)       (3,577)       (2,606)      (1,328)       (7,732)      (26,026)
  State income taxes                        15,073        17,328        17,242       14,596        15,526        21,867
  Interest on long-term debt                40,797        38,711        45,837       59,382        67,426        67,385
  Interest on short-term debt
   and other interest                        4,032         1,956         5,427        2,071         2,490         6,900
  Estimated interest component of rentals    3,573         3,635         3,851        4,121         4,115         1,447
                                          --------      --------      --------     --------      --------      --------
Net earnings available
  for fixed charges                       $261,325      $289,271      $290,874     $281,831      $290.129      $382,825
                                          ========      ========      ========     ========      ========      ========
Fixed charges:
  Interest on long-term debt              $ 40,797      $ 38,711      $ 45,837     $ 59,382      $ 67,426      $ 67,385
  Interest on short-term debt
   and other interest                        4,032         1,956         5,427        2,071         2,490         6,900
  Estimated interest component
   of rentals                                3,573         3,635         3,851        4,121         4,115         1,447
                                          --------      --------      --------     --------      --------      --------
    Total fixed charges                   $ 48,402      $ 44,302      $ 55,115     $ 65,574      $ 74,031      $ 75,732
                                          ========      ========      ========     ========      ========      ========

Ratio of earnings to fixed charges            5.40          6.53          5.28         4.30          3.92          5.06
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